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                                  Exhibit 23
                                  ----------


                        Consent of Independent Auditors

We consent to the incorporation by reference in the following: (i) Post Effective Amendment No. 1 to Registration Statement No. 2-76082 on Form S-8 filed December 29, 1982; (ii) Registration Statement No. 2-82186 on Form S-8 filed March 3, 1983; (iii) Registration Statement No. 33-37187 on Form S-3 filed February 27, 1991; (iv) Registration Statement No. 33-48363 on Form S-8 filed June 3, 1992; and (v) Registration Statement No. 33-79146 on Form S-8 filed
May 19, 1994, and in the related Prospectuses, of our reports with respect to the consolidated financial statements and schedule of WMS Industries Inc. and subsidiaries, included in the Annual Report (Form 10-K) of WMS Industries Inc. for the year ended June 30, 1995.

Ernst & Young LLP



Chicago, Illinois
September 18, 1995